UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 21, 2012

New Hampshire Thrift Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-17859	02-0430695
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Main Street, P.O. Box 9

Newport, New Hampshire 03773

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (603) 863-0886

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 21, 2012, the Board of Directors (the “Board”) of New Hampshire Thrift Bancshares, Inc. (the “Company”) appointed Stephen J. Frasca and John P. Stabile II to the Board in connection with the completion of the Company’s acquisition of The Nashua Bank. Messrs. Frasca and Stabile will hold office until the Company’s 2013 annual meeting of shareholders or until their successor is elected and qualified at which time the Company has agreed to nominate Messrs. Frasca and Stabile to the Board for a term of three years and recommend that the Company’s stockholders vote in favor of each nominee. Messrs. Frasca and Stabile will also serve as directors of Lake Sunapee Bank, fsb.

Mr. Frasca has been practicing law for over 39 years and is currently a partner in the firm of Frasca & Frasca, P.A., where he specializes in real estate conveyances and finance, business organizations and family law. Mr. Frasca received a B.A. in Business Administration from Northeastern University and a J.D. from Suffolk University Law School. Mr. Frasca also serves on the board of directors of a private organization. Mr. Frasca’s extensive legal experience and service as chairman of the board of directors of The Nashua Bank qualify Mr. Frasca to serve on the Board and will provide the Board with valuable knowledge of the Nashua community.

Mr. Stabile is the founder and chairman of the board of directors of the Stabile Companies, a real estate related holding company involved in commercial construction, residential construction, real estate management and holdings. Mr. Stabile served three terms in the New Hampshire Senate as Senate Majority Leader and was chairman of the New Hampshire State Republican Party on four occasions. Mr. Stabile received a B.A. in English from Norwich University. Mr. Stabile also serves on the board of trustees at Rivier and Hesser colleges in New Hampshire. Mr. Stabile’s substantial history in the real estate development arena, both residential and commercial, his service as a director of The Nashua Bank and his many years in public service, qualify Mr. Stabile to serve on the Board and will provide the Board with a variety of local knowledge and skills.

For service as a non-employee directors on the Board, Messrs. Frasca and Stabile will receive an annual retainer of $20,000, payable in equal quarterly installments. Messrs. Frasca and Stabile have not been appointed to any standing committees at this time. Upon appointment to a standing committee, if applicable, Messrs. Frasca and Stabile will be eligible to receive an additional $400 for each committee meeting attended. Non-employee directors are also eligible for awards under our 2004 Stock Incentive Plan. Directors are also entitled to the protection of certain indemnification provisions in our Certificate of Incorporation and Bylaws.

Item 8.01	Other Events.

On December 21, 2012, the Company issued a press release announcing the completion of its previously announced acquisition of The Nashua Bank. The combined company has total assets of approximately $1.2 billion and a network of 29 branches serving customers in Grafton, Hillsborough, Sullivan and Merrimack Counties in New Hampshire and in Addison, Rutland and Windsor Counties in Vermont. The Company issued approximately 1.15 million shares of its common stock and paid approximately $3.68 million in cash to The Nashua Bank shareholders in the transaction. The Nashua Bank will operate under the name “The Nashua Bank, a division of Lake Sunapee Bank, fsb.”

The press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description

99.1	Press Release, dated December 21, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

By:	/s/ Laura Jacobi
Laura Jacobi
Chief Financial Officer

Date: December 28, 2012

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated December 21, 2012